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                                                                  EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form SB-2 of MDU Communications International, Inc. of our independent auditors' report dated December 3, 1999 on its consolidated balance sheets as at September 30, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended September 30, 1999, the period from inception of the development stage to September 30, 1999 and the period from inception March 26, 1998 to September 30, 1998 which appears in said Amendment No. 1 to the Registration Statement on Form SB-2. We also consent to the reference to our firm under the caption "Experts."

                                               /s/ Deloitte & Touche LLP

Vancouver, British Columbia
Canada
June 30, 2000